UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PREMIUM STANDARD FARMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

July 21, 2006

Dear Shareholder:

As a shareholder of Premium Standard Farms, Inc., you are cordially invited to the Annual Meeting of Shareholders to be held on September 14, 2006, at 9:00 a.m. CDT, in Conference Room 1A of the First Floor of the South Tower of State Street’s offices at 805 Pennsylvania Avenue, Kansas City, Missouri 64105. The enclosed notice of the meeting and Proxy Statement contain detailed information about the business to be transacted at the meeting. Also contained in this package is our Annual Report, filed on Form 10-K, for the fiscal year ended March 25, 2006, which sets forth additional important business and financial information about us.

On behalf of the Board of Directors and management, I cordially invite you to attend the 2006 Annual Meeting of Shareholders.

The prompt return of your Proxy in the enclosed postage prepaid envelope will ensure that as many shares as possible are represented.

Very truly yours,

PREMIUM STANDARD FARMS, INC.

John M. Meyer
Chief Executive Officer and President

Enclosures

PREMIUM STANDARD FARMS, INC.
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 14, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Premium Standard Farms, Inc., a Delaware corporation (the “Company”), will be held on September 14, 2006, at 9:00 a.m. CDT, in Conference Room 1A of the First Floor of the South Tower of State Street’s offices at 805 Pennsylvania Avenue, Kansas City, Missouri 64105, for the following purposes:

1. To elect three Class II Directors to serve for a three year term until the 2009 Annual Meeting of Shareholders of the Company to be held in the Company’s 2010 fiscal year;

2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm of the Company for fiscal year 2007; and

3. To consider and act upon any other matters which may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

The foregoing matters are more fully described in the accompanying Proxy Statement.

In accordance with the provisions of the Company’s Bylaws, the Board of Directors has fixed the close of business on July 17, 2006 as the record date for the determination of the holders of common stock of the Company entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment thereof.

The Board of Directors of the Company solicits you to sign, date and promptly mail the Proxy in the enclosed postage prepaid envelope, whether or not you intend to be present at the Annual Meeting of Shareholders.

BY ORDER OF THE BOARD OF DIRECTORS,

Gerard J. Schulte
Secretary

Kansas City, Missouri
July 21, 2006

PREMIUM STANDARD FARMS, INC.
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105

PROXY STATEMENT

INTRODUCTION

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Premium Standard Farms, Inc., a Delaware corporation (the “Company”), for use at the 2006 Annual Meeting of Shareholders of the Company to be held on September 14, 2006, at 9:00 a.m. CDT, in Conference Room 1A of the First Floor of the South Tower of State Street’s offices at 805 Pennsylvania Avenue, Kansas City, Missouri 64105, and any adjournment thereof (the “Annual Meeting”). The Company anticipates mailing this Proxy Statement, the accompanying form of Proxy and the Notice of Annual Meeting of Shareholders, and the Company’s Annual Report for the fiscal year ended March 25, 2006 to the holders of record of outstanding shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) as of July 17, 2006, on or about July 24, 2006.

Who Can Vote

Only the holders of record of shares of Common Stock as of the close of business on July 17, 2006 are entitled to vote on the matters to be presented at the Annual Meeting, either in person or by proxy. Holders of shares of Common Stock are entitled to one vote per share outstanding in their names on the record date with respect to such matters. At the close of business on July 17, 2006, there were outstanding and entitled to vote a total of 31,954,200 shares of Common Stock, constituting all of the outstanding voting securities of the Company.

How To Vote

You may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, complete, date and sign the accompanying Proxy and return it promptly in the enclosed postage prepaid envelope. The persons designated as proxies were selected by the Board of Directors and are officers and directors of the Company. Proxies duly executed and received in time for the Annual Meeting will be voted in accordance with shareholders’ instructions. If no instructions are given, duly executed Proxies will be voted as follows:

1. to elect three Class II Directors to serve for a three year term until the 2009 Annual Meeting of Shareholders of the Company to be held in the Company’s 2010 fiscal year;

2. to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2007; and

3. in the discretion of the proxy holder as to any other matter properly coming before the Annual Meeting.

Revocation of Proxies

Your Proxy may be revoked at any time prior to its exercise by written notice of revocation delivered to the Secretary of the Company. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy, but your Proxy will not be used if you attend the Annual Meeting and vote in person.

Voting and Quorum Requirements

The presence in person or represented by proxy of holders of a majority of all outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal, because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm even if the broker does not receive voting instructions from you.

A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “For” or “Withheld” affect the outcome. Abstentions are not counted for purposes of the election of directors.

A majority vote of the quorum present is required to approve the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Abstentions are treated as votes “Against” this proposal.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Amended and Restated Certificate of Incorporation of the Company provides that the number of directors of the Company shall be fixed by, or in the manner provided in, the Company’s Bylaws and that the Company’s directors are divided into three classes (designated as Class I, Class II and Class III), with each class being as nearly equal in number as the then total number of directors constituting the whole Board of Directors permits. Each year the term of office of one class of directors expires. Our Board of Directors currently consists of eight persons, four of whom satisfy the independence requirements of The Nasdaq National Market. The independent directors are Messrs. Justice, Kopriva, McGill and Patterson. Messrs. Zimmerman, Adjemian and Fribourg are not considered independent due to their current or past relationships with ContiGroup Companies, Inc. (“ContiGroup”), which currently owns approximately 38.8% of the Company’s outstanding Common Stock, and Mr. Meyer is not considered independent because he is the Chief Executive Officer and President of the Company. If elected, Ms. Carter would be considered independent pursuant to the independence requirements of the Nasdaq National Market.

The Board of Directors intends to present for action at the Annual Meeting the election of Mollie H. Carter, Maurice L. McGill and Michael J. Zimmerman as Class II Directors to serve for a three year term until the 2009 Annual Meeting of Shareholders to be held in the Company’s 2010 fiscal year and until their respective successors are duly elected and qualified. Messrs. McGill and Zimmerman are current Class II Directors, and their current terms expire as of the Annual Meeting. Ronald E. Justice is also a Class II Director with his current term expiring as of the Annual Meeting. Mr. Justice will not stand for re-election.

The directors in Class III (Vart K. Adjemian and William R. Patterson) and the directors in Class I (Paul J. Fribourg, Robert S. Kopriva and John J. Meyer) have been elected to terms expiring at the time of the 2007 and 2008 Annual Meetings of Shareholders to be held in fiscal years 2008 and 2009, respectively. No shareholder may vote in person or by proxy for greater than three nominees at the Annual Meeting. Shareholders do not have cumulative voting rights in the election of directors. Directors will be elected by the plurality vote of the holders of shares of Common Stock entitled to vote at the Annual Meeting and present in person or by proxy.

It is intended that shares represented by a Proxy given pursuant to this solicitation will be voted in favor of the election of Mollie H. Carter, Maurice J. McGill and Michael J. Zimmerman as the Class II Directors, unless such authority is specifically withheld. In the event that any of such persons should become unavailable for election, it is intended that the shares of Common Stock represented by the Proxy will be voted for such substitute nominee as may be recommended by the Nominations and Corporate Governance Committee and nominated by the Board of Directors. The above-named persons have indicated willingness to serve if elected and it is not anticipated that any of them will become unavailable for election.

The Amended and Restated Bylaws of the Company provide that advance notice of shareholder nominations for an election of directors must be given. Written notice of a shareholder’s intent to make a nomination at a meeting of shareholders must be received by the Secretary of the Company not later than 120 days in advance of the date of such meeting in the case of an annual meeting and, in the case of a special meeting, not more than seven days following the date of notice of the meeting. The notice must contain: (a) the name and address (both business and residential) of the shareholder who intends to make the nomination and of the person or persons to be nominated and the principal employment of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) the class and number of shares beneficially owned (as defined in Rule 13d-3 as then in effect under the Securities Exchange Act of 1934 (the “Exchange Act”)) by such nominating shareholder and each nominee proposed by such shareholder, (d) a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person or persons (naming such person or persons), pursuant to which the nomination or nominations are to be made, (e) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”), as then in effect, if the Company were soliciting proxies for the election of such nominees, and (f) the written consent of the nominee to serve as a director of the Company if so elected.

No such notice has been received, and the chairman of the Annual Meeting is entitled to refuse to acknowledge the nomination of any person which is not made in compliance with the foregoing procedures. In any event, the Board of Directors has no reason to believe that anyone will attempt to nominate another candidate for director. Nominees recommended by shareholders of the Company in accordance with the Company’s advance notice provision will be considered by the Nominations and Corporate Governance Committee for recommendation for nomination by the Board of Directors.

The following table sets forth certain information as to the persons nominated by the Board of Directors for election as directors of the Company and each director whose term of office will continue after the Annual Meeting:

		Director
Name	Age	Since

To Serve in Office Until Fiscal Year 2010 (Class II)
Mollie H. Carter	44	2006
Maurice L. McGill(1)(2)(3)	69	1996
Michael J. Zimmerman(3)	55	1998
To Serve in Office Until Fiscal Year 2008 (Class III)
Vart K. Adjemian	63	1999
William R. Patterson(1)(3)	64	2005
To Serve in Office Until Fiscal Year 2009 (Class I)
Paul J. Fribourg(2)	52	1998
Robert S. Kopriva(2)	55	2005
John M. Meyer	44	1998

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of the Nominations and Corporate Governance Committee.

Vart K. Adjemian has been a director since September 1999. Mr. Adjemian retired from ContiGroup on April 1, 2005. From February 2001 to his retirement, Mr. Adjemian served as Executive Vice President and

Chief Operating Officer of ContiGroup. From 1999 to February 2001, he served as Executive Vice President of ContiGroup and as Chief Executive Officer of the ContiIndustries, an operating group of ContiGroup. From 1998 to 1999, he was Senior Vice President of ContiGroup, and from 1996 to 1998, he was President of the Commodity Marketing Group of ContiGroup.

Mollie H. Carter.  Ms. Carter has served as the President and Chief Executive Officer of Sunflower Banks, Inc., a banking institution, since January 1, 2005. Since 1997, Ms. Carter has also served as Vice President of Star A, Inc., a family-owned company with agricultural and other investments. Ms. Carter is currently the Chairwoman of the Board of Directors of Sunflower Banks, Inc. and is a director of Archer-Daniels-Midland Company, an agricultural processing company, and Westar Energy, an electric utility company.

Paul J. Fribourg has been a director since May 1998.  Mr. Fribourg has served as Chairman, President and Chief Executive Officer of ContiGroup since 1999. From 1997 to 1999, he served as Chairman, President and Chief Executive Officer of Continental Grain Company, ContiGroup’s predecessor, and, from 1996 to 1997, he served as Chief Operating Officer of Continental Grain. Mr. Fribourg is currently a director of Lowes Corporation, a diversified financial corporation, Vivendi Universal, a media and telecom company, and Power Corporation of Canada, a diversified management and holding company.

Robert S. Kopriva has been the non-executive Chairman of our Board of Directors since May 2006 and a director since December 2005. From January 2002 until his retirement in June 2005, Mr. Kopriva was Senior Vice President of Sara Lee Corporation, a global manufacturer and marketer of brand-name products for consumers, and Chief Executive Officer of its Sara Lee Foods Division. Mr. Kopriva joined Sara Lee Corporation in 1981 and held a number of management positions with increasing responsibilities, including President and Chief Executive Officer of Sara Lee’s Jimmy Dean Foods division, President of Sara Lee Foods U.S. — Supply Chain, and President, Sara Lee Foods U.S. He was elected a Vice President of Sara Lee Corporation in 2000.

Maurice L. McGill has been a director since September 1996. Mr. McGill has served as the President of Wirmac Corp., a private investment company, since 1986 and as a general partner of McGill Partners, a private investment company, since 1989.

John M. Meyer has been a director and our Chief Executive Officer since May 1998 and President since July 2006. Prior to May 1998, he served 15 years with ContiGroup, most recently as Vice President and General Manager of ContiGroup’s pork division. While with ContiGroup, Mr. Meyer served in the sales, credit and financial services functions.

William R. Patterson has been a director since May 2005. Mr. Patterson is a founder and manager of Stonecreek Management, L.L.C., a private investment management firm, since August 1998. Prior to joining Stonecreek, he was Executive Vice President and Chief Financial Officer of the Company. Mr. Patterson is also Chairman of the Board of Directors of American Italian Pasta Company, a manufacturer of pasta, and a director of Collins Industries, Inc., a manufacturer of ambulances, school buses and terminal tractors, and Paul Mueller Company, a manufacturer of stainless steel vessels and processing systems.

Michael J. Zimmerman has been a director since May 1998. He served as the Chairman of our Board of Directors from May 1998 to May 2006. Mr. Zimmerman has been Executive Vice President and Chief Financial Officer of ContiGroup, Inc. since 1999. From 1996 to 1999, he served as Senior Vice President — Investments and Strategy of Continental Grain and President of its ContiInvestments subsidiary. Prior to joining ContiGroup in 1996, he was a Managing Director of Salomon Brothers Inc. Mr. Zimmerman is currently a director of Overseas Shipholding Group, Inc., a bulk-shipping company. He also is a director of Financial Federal, Inc., a nationwide equipment, finance and leasing company.

Meetings of the Board of Directors and Board Committees

The Board of Directors has established Compensation, Audit and Nominations and Corporate Governance Committees of the Board of Directors. The Board of Directors has adopted a written charter for each of these committees. The full text of each charter is available on the Company’s website located at www.psfarms.com.

The Board of Directors does not have an executive committee. During fiscal year 2006, the Board of Directors held 4 regular meetings and 1 special meeting, the Compensation Committee held 4 meetings, the Audit Committee held 7 meetings and the Nominations and Corporate Governance Committee held 2 meetings. Each director attended at least 75% of the total meetings of the Board of Directors and the Board of Directors committees on which the director served during the fiscal year.

Committees of the Board

Members of the Compensation Committee, Audit Committee and Nominations and Corporate Governance Committee serve at the pleasure of the Board of Directors.

Compensation Committee.  The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to compensation of executive officers, other compensation matters and awards. Currently, Mr. Kopriva is chairman of the Compensation Committee.

Audit Committee.  The Audit Committee is responsible for reviewing our financial statements, audit reports, internal financial controls and the services performed by the independent registered public accounting firm, and for making recommendations with respect to those matters to the Board of Directors. The Board of Directors has determined that Mr. McGill, the current chairman of the Audit Committee, and Mr. Patterson qualify as “audit committee financial experts” within the meaning of the regulations of the SEC.

Nominations and Corporate Governance Committee.  The Nominations and Corporate Governance Committee is responsible for (a) recommending candidates for election to the Board of Directors, (b) overseeing the organization and membership of the Board of Directors, (c) structuring and overseeing the operations of our various committees of the Board of Directors, (d) planning for the succession of our key officers and employees, (e) overseeing, reviewing and making periodic recommendations concerning our corporate governance policies and (f) dealing with all other matters related to corporate governance and the rights and interest of our shareholders, as directed by the Board of Directors. Currently, Mr. Patterson is chairman of the Nominations and Corporate Governance Committee.

Messrs. Zimmerman, Adjemian and Fribourg are not considered independent due to their current or past relationships with ContiGroup. Under the rules of The Nasdaq National Market, the Company was previously a “Controlled Company” because ContiGroup owned a majority of the outstanding shares of our Common Stock. Since ContiGroup sold a sufficient number of shares in June 2006 so that it no longer holds a majority of the shares of our Common Stock, the Company is no longer considered a “Controlled Company” and will need to have a majority of independent directors by June 2007. In addition, Messrs. Zimmerman and Fribourg will need to leave the Nominations and Corporate Governance Committee and the Compensation Committee, respectively, by June 2007, so that all of the directors of these committees will then be independent.

Director Nomination Process

Nominees may be suggested by the Board of Directors, a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors at the meeting of shareholders at which directors will be elected. In identifying and considering candidates for nomination to the Board of Directors, the Nominations and Corporate Governance Committee considers, in addition to the requirements set out in the Nominations and Corporate Governance Committee Charter, experience and expertise of the nominee compared to the range of talent and experience represented on the Board of Directors.

In its assessment of each potential candidate, the Nominations and Corporate Governance Committee will conduct a background evaluation and review the nominee’s judgment; character and integrity; experience in business; independence; understanding of the Company’s business or other related industries; and such other factors the Nominations and Corporate Governance Committee determines are pertinent in light of the current needs of the Board of Directors. The Nominations and Corporate Governance Committee may use the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director. Although the Company has not retained any search firm to assist in identifying director candidates, Ms. Carter was suggested to our Chief Executive Officer by a search firm that the Company has worked with from time to time on executive searches.

Shareholders who wish the Nominations and Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Nominations and Corporate Governance Committee in care of the Company’s Secretary, Premium Standard Farms, Inc., 805 Pennsylvania Avenue, Suite 200, Kansas City, Missouri 64105, in accordance with the procedures described in “Election of Directors” above. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to other potential nominees considered by the Nominations and Corporate Governance Committee.

Shareholder Communications with the Board of Directors

The Board of Directors has a procedure for shareholders to send written communications to an individual director or the Board of Directors as a group. Such communications must be clearly addressed either to the Board of Directors or any individual director, at the election of the shareholder, and sent to the Secretary of the Company, who will forward any communications received as indicated thereon:

Premium Standard Farms, Inc.
Attention: Secretary
805 Pennsylvania, Suite 200
Kansas City, Missouri 64105

Director Compensation

In lieu of the director compensation described in the following paragraph, Mr. Kopriva, the Chairman of our Board of Directors, is compensated pursuant to a compensation package approved by the Board of Directors on May 30, 2006. Mr. Kopriva is receiving quarterly cash payments in the amount of $50,000 for the last three quarters of calendar year 2006 and $37,500 per quarter thereafter for so long as he holds the position of Chairman of the Board. On June 19, 2006, Mr. Kopriva received (1) a stock option award for 20,000 shares, exercisable at the per share price of our common stock on that date, and (2) a restricted stock award of 5,000 shares. These awards will vest 33 1/3% on each of January 1, 2007, January 1, 2008 and January 1, 2009, assuming Mr. Kopriva remains a director and has not resigned, or refused to stand for election as Chairman of the Board. Also on June 19, 2006, Mr. Kopriva received a one-time equity stock grant of shares equal to $300,000 based on the per share stock price as of such date. This grant will vest 100% on January 1, 2009, assuming Mr. Kopriva remains a director and has not resigned, or refused to stand for election as Chairman of the Board.

We have agreed to pay each member of the Board of Directors $1,000 per meeting, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the performance of duties as a director. In addition, each director who is not affiliated with ContiGroup receives $25,000 per year in exchange for his or her services. Members of the Compensation and Audit Committees receive an additional $1,000 per meeting. In addition, the Chairman of the Audit Committee receives an additional $5,000 per year.

Our 2005 Long Term Incentive Plan, discussed below, also permits options, stock appreciation rights, restricted stock, performance units and performance shares to be granted to our employees, non-employee directors and consultants. On January 6, 2006, each non-employee director was granted 1,000 shares of restricted common stock which vests after three years.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, Messrs. Zimmerman, Fribourg and Kopriva served on the Compensation Committee. None of the members of our Compensation Committee is currently or was formerly our officer or employee. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTOR OF EACH OF THE CLASS II NOMINEES SET FORTH ABOVE.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 30, 2007. Deloitte & Touche LLP has served as auditors for the Company beginning with fiscal year 2003. It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and also will be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Audit and Non-Audit Fees

The following table represents the aggregate fees billed to the Company for the fiscal years ended March 26, 2005 and March 25, 2006 by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”). All audit and non-audit services provided to the Company were approved by the Company’s Audit Committee.

	Fiscal Year Ended
	March 26,	March 25,
	2005	2006

Audit Fees(1)	$404,857	$1,858,987
Audit-Related Fees(2)	20,650	40,700

Total Audit and Audit-related Fees	425,507	1,899,687
Tax Fees(3)	58,661	154,115
All Other Fees	—	—

Total Fees	$484,168	$2,053,802

(1)	Audit fees for the fiscal year ended March 25, 2006 consist, in part, of increased expenses relating to Sarbanes-Oxley compliance.

(2)	Audit-related fees consist principally of fees for audits of financial statements of certain employee benefit plans as well as Sarbanes-Oxley advisory services.

(3)	Tax fees consist of fees for tax consultation and tax compliance services.

In making its determination regarding the independence of Deloitte & Touche LLP, the Audit Committee considered whether the provision of the services covered in the sections herein regarding “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” was compatible with maintaining such independence.

Guideline of Premium Standard Farms, Inc.’s Audit Committee for Pre-Approval of Independent Registered Public Accounting Firm Services

The Audit Committee of the Board of Directors of the Company has adopted the following guideline regarding the engagement of the Company’s independent registered public accounting firm to perform services for the Company:

•	The Audit Committee will pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which must be approved by the Audit Committee prior to the completion of the audit.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The table below sets forth information, as of July 17, 2006 (unless otherwise indicated below), with respect to the beneficial ownership of shares of Common Stock by: (a) each person known to the Company to own beneficially more than 5% of the aggregate shares of Common Stock outstanding, (b) each director, (c) each named executive officer in the Summary Compensation Table, and (d) the executive officers and directors of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole dispositive power as to all of the shares of Common Stock shown as beneficially owned by them, except as otherwise indicated.

	Amount and
	Nature of	Percent of
	Beneficial	Shares
Name and Address of Beneficial Owner(1)	Ownership	Outstanding

Principal Shareholders:
ContiGroup Companies, Inc.(2)	12,428,592	38.8%
Franklin Resources, Inc.(3)	1,700,000	5.3%
Directors and Executive Officers:
Paul J. Fribourg(2)	12,429,592	38.9%
John M. Meyer(4)	190,929	*
Stephen A. Lightstone(5)	95,351	*
Richard L. Morris(6)	71,924	*
Calvin R. Held(7)	39,677	*
Robert S. Kopriva(8)	26,647	*
William R. Patterson(9)	2,500	*
Michael J. Zimmerman(10)	2,000	*
Vart K. Adjemian(11)	1,000	*
Ronald E. Justice(12)	1,000	*
Maurice L. McGill(13)	1,000	*
All directors and executive officers as a group (13 persons)	12,889,226	40.3%

*	Signifies less than 1%

(1)	Unless otherwise indicated, the business address of the persons named in the above table is care of Premium Standard Farms, Inc., 805 Pennsylvania Avenue, Suite 200, Kansas City, Missouri 64105.

(2)	The shares listed in the table above are shares owned directly by ContiGroup. Mr. Fribourg may be deemed to share voting and investment power with respect to the shares of Common Stock owned directly by ContiGroup by virtue of being the Chairman, Chief Executive Officer and President of

ContiGroup. In addition, Mr. Fribourg is one of the co-trustees and, in one case, a beneficiary, of various trusts established for the benefit of certain members of Mr. Fribourg’s family that collectively own or control a majority interest in ContiGroup. Except for 1,000 shares of restricted stock, Mr. Fribourg disclaims beneficial ownership with respect to all shares except to the extent of his pecuniary interest. The address of ContiGroup and Mr. Fribourg is 277 Park Avenue, New York, New York 10172.

(3)	Reflects the number of shares owned as of December 31, 2005 according to a Schedule 13G filed with the SEC on February 7, 2006. Franklin Resources, Inc. is a parent holding company, Charles B. Johnson and Rupert H. Johnson, Jr. are each a control person, and Franklin Advisory Services, LLC is an investment adviser, all in accordance with SEC Rule 13d-1(b)(1)(ii). The shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect advisory subsidiaries of Franklin Resources, Inc. These adviser subsidiaries have been granted all investment and/or voting power over the shares. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10 percent of the outstanding common stock of Franklin Resources, Inc. and are the principal shareholders of Franklin Resources, Inc. According to the Schedule 13G filing, Franklin Resources, Inc., its principal shareholders and each of the adviser subsidiaries disclaim any pecuniary interest or beneficial ownership in any of the shares. The Schedule 13G filing reports that Franklin Advisory Services, LLC has sole voting power with respect to 1,700,000 shares of common stock and sole dispositive power with respect to 1,700,000 shares of common stock. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

(4)	Includes 11,285 shares of Common Stock issuable pursuant to options exercisable within 60 days and 118,874 shares issued pursuant to restricted stock awards.

(5)	Includes 5,892 shares of Common Stock issuable pursuant to options exercisable within 60 days and 62,549 shares issued pursuant to restricted stock awards.

(6)	Includes 57,256 shares of Common Stock issuable pursuant to options exercisable within 60 days and 12,608 shares issued pursuant to restricted stock awards.

(7)	Includes 2,571 shares of Common Stock issuable pursuant to options exercisable within 60 days and 15,161 shares issued pursuant to restricted stock awards.

(8)	Includes 26,647 shares issued pursuant to restricted stock awards.

(9)	Includes 1,000 shares issued pursuant to restricted stock awards.

(10)	Includes 1,000 shares issued pursuant to restricted stock awards. Mr. Zimmerman’s address is c/o ContiGroup Companies, Inc., 277 Park Avenue, New York, New York 10172.

(11)	Consists of 1,000 shares issued pursuant to restricted stock awards.

(12)	Consists of 1,000 shares issued pursuant to restricted stock awards.

(13)	Consists of 1,000 shares issued pursuant to restricted stock awards.

EXECUTIVE COMPENSATION

The following summary compensation table summarizes compensation information for each of the last three fiscal years with respect to our Chief Executive Officer and our next four most highly compensated executive officers as of March 25, 2006. In this Proxy Statement, these individuals are referred to as our “named executive officers.”

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation					Number of
						Restricted	Securities
	Fiscal					Stock	Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)(1)		Awards(2)	Options	Compensation ($)(3)

John M. Meyer	2006	$385,769	$568,800	$13,351		$1,545,875	45,143	$9,125
Chief Executive Officer	2005	315,000	900,000	14,453		—	—	7,728
	2004	315,000	—	4,814		—	—	8,000
Robert W. Manly(4)	2006	353,076	413,100	12,000		965,175	34,971	9,644
President and Chief	2005	300,000	775,500	12,334		—	—	8,429
Operating Officer	2004	300,000	—	3,074		—	—	8,690
Stephen A. Lightstone	2006	273,269	334,200	13,636		836,200	23,571	10,306
Executive Vice President,	2005	260,000	632,385	14,130		—	—	9,017
Chief Financial Officer and Treasurer	2004	260,000	—	2,947		—	—	9,084
Calvin R. Held(5)	2006	223,462	88,300	14,751		249,488	10,286	8,971
Vice President,	2005	211,538	154,155	35,882	(6)	—	—	6,920
Plant Operations	2004	173,461	40,000	6,593		—	41,429	8,761
Richard L. Morris	2006	213,615	90,900	12,000		212,425	10,286	8,670
Vice President, Sales &	2005	205,308	147,702	11,204		—	—	8,959
Marketing	2004	73,077	100,000	45,448	(7)	—	82,857	1,245

(1)	Other than as specified in notes (6) and (7), amounts in this column relate to automobile allowances and income tax preparation assistance.

(2)	The restricted stock awards shown in this column were made to the named executive officers on June 17, 2005 and were comprised of: (a) grants made upon conversion of outstanding awards that had been made during 2004 pursuant to our previously-existing long-term incentive plan (the “2004 Award Conversion Grants”), (b) grants made upon conversion of outstanding awards that had been made during 2005 pursuant to our previously-existing long-term incentive plan (the “2005 Award Conversion Grants”), (c) stand alone grants made under our 2005 Long Term Incentive Plan (the “2005 Grants”), and (d) grants made under our 2005 Long Term Incentive Plan to Mr. Meyer, Mr. Manly and Mr. Lightstone pursuant to employment agreements between the Company and each of them (the “Employment Agreement Grants”). The number of shares of restricted stock held by each of the named executive officers as of March 25, 2006, together with the value of such shares as of that date, is as follows: Mr. Meyer, 123,670 ($2,176,592); Mr. Manly, 77,214 ($1,358,966); Mr. Lightstone, 66,896 ($1,177,370); Mr. Held, 19,959 ($351,278) and Mr. Morris, 16,994 ($299,094). Dividends are paid on these shares in the same amounts, if any, as paid to other (2) holders of our Common Stock. Additional information regarding these grants, including their vesting schedules, is contained in the table below:

Restricted Shares Issued on June 17, 2005

	Meyer	Manly	Lightstone	Held	Morris	Vesting Schedule

2004 Award Conversion Grants	13,340	11,858	8,809	5,745	6,211	100% on March 31, 2006
2005 Award Conversion Grants	16,286	14,476	10,754	7,014	7,583	100% on March 31, 2007
2005 Grants	14,044	10,880	7,333	7,200	3,200	25% on June 17, 2006; 25% on each of June 17, 2007, June 17, 2008 and June 17, 2009
Employment Agreement Grants	80,000	40,000	40,000	0	0	75% on June 13, 2008, 87 1/2% on June 13, 2009 and 100% on June 13, 2010 (Meyer) 70% on June 13, 2008, 85% on June 13, 2009 and 100% on June 13, 2010 (Manly and Lightstone)

Total Restricted Shares	123,670	77,214	66,896	19,959	16,994

(3)	Consists of employer contributions to our 401(k) plan and premiums for group term life insurance. In fiscal years 2004, 2005 and 2006, employer contributions to the 401(k) plan on behalf of Mr. Meyer were $8,000, $7,728 and $9,125, respectively. For Mr. Manly they were $8,000, $7,739 and $8,954, respectively. For Mr. Lightstone they were $8,000, $7,800 and $8,538, respectively. For Mr. Held they were $8,539, $6,592 and $8,492, respectively. For Mr. Morris they were $1,231, $8,871 and $8,670, respectively. Amounts attributable to group term life insurance provided by the Company to Mr. Manly was $690 in each of fiscal years 2004, 2005 and 2006. For Mr. Lightstone it was $1,084, $1,217 and $1,768, respectively. For Mr. Held it was $222, $328 and $478, respectively. For Mr. Morris it was $14, $88 and $186, respectively.

(4)	Mr. Manly resigned as President and Chief Operating Officer of the Company, effective July 7, 2006.

(5)	Mr. Held served as Vice President, Plant Operations until July 7, 2006, when he became the Vice President of Process Improvement and Milan Operations.

(6)	Includes moving allowance of $21,135.

(7)	Consists of relocation benefits and car allowance for Mr. Morris in 2004. Relocation benefits paid were $44,414.

Stock Option Grants in Last Fiscal Year

The table below provides information regarding stock option grants made in fiscal year 2006 to our named executive officers.

Options Grants in Fiscal Year 2006

					Potential
					Realizable Value
	Individual Grants				at Assumed
	Number of	Percent of Total			Annual Rates of
	Securities	Options	Exercise		Stock Price
	Underlying	Granted	or Base		Appreciation for
	Options	Employees in	Price	Expiration	Option Term
Name	Granted(1)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

John M. Meyer	45,143	22.8%	$12.50	6/17/15	354,824	899,249
Robert W. Manly	34,971	17.7%	12.50	6/17/15	274,872	696,622
Stephen A. Lightstone	23,571	11.9%	12.50	6/17/15	185,268	469,534
Calvin R. Held	10,286	5.2%	12.50	6/17/15	80,848	204,897
Richard L. Morris	10,286	5.2%	12.50	6/17/15	80,848	204,897

(1)	Options are exercisable at the rate of 25% per year, beginning June 17, 2006. Options become fully exercisable upon a change of control of the Company.

Option Exercises and Year-End Values

The table below provides information regarding option exercises during fiscal year 2006 by our named executive officers and the value of unexercised options held by each of them as of March 25, 2006.

Aggregated Option Exercises in Fiscal Year 2006
and Option Values at March 25, 2006

			Number of Securities
			Underlying	Value of Unexercised
	Shares		Unexercised Options	In-the-Money Options
	Acquired on	Value	at March 25, 2006 (#)	at March 25, 2006 ($)(2)
Name	Exercise (#)	Realized($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable

John M. Meyer	310,714	1,547,977	0/45,143	0/230,229
Robert W. Manly	248,572	1,238,386	0/34,971	0/178,352
Stephen A. Lightstone	227,857	1,135,184	0/23,571	0/120,212
Calvin R. Held	82,857	412,794	0/10,286	0/52,459
Richard L. Morris	—	—	54,685/38,458	333,961/224,505

(1)	Amounts shown are based on the difference between the market value of our Common Stock on the date of exercise and the exercise price.

(2)	Amounts shown are based on the amount by which the closing price of our Common Stock on March 24, 2006 ($17.60) exceeded the exercise price.

Compensation Plans

In anticipation of our initial public offering, our Compensation Committee and Board of Directors undertook a comprehensive review of our executive compensation program. In May 2005, the general terms of the new executive compensation program and employment agreements with Messrs. Meyer, Manly and Lightstone were approved. Under this program, we determined not to make additional grants under the 1999 Equity Incentive Plan and Long Term Incentive Plan and in lieu thereof adopted (1) a new long term incentive plan with the intention of making annual grants of stock options and restricted stock to executives at the Vice President level or higher, (2) ownership guidelines for executives who are at the Vice President level or higher and (3) a restricted stock match to the Chief Executive Officer, President, Chief Financial Officer and Vice President, Plant Operations to encourage personal investment and assist in meeting the foregoing ownership guidelines.

Employment Agreements

We entered into an employment agreement with Mr. Meyer, effective June 13, 2005, with a stated term of 24 months. Mr. Meyer receives as compensation (1) a base salary of not less than $395,000 per annum, (2) participation in our annual bonus target opportunity with a target annual bonus of not less than 100% of base salary and a maximum annual bonus of 300% of target bonus, and (3) participation in the long-term incentive program with an annual incentive target of not less than 100% of base salary through a combination of stock options and restricted stock (see “2005 Long Term Incentive Plan”). Mr. Meyer also received upon consummation of our initial public offering an additional restricted stock award for $1,000,000 of shares. This award of 80,000 shares (based on the initial public offering price of $12.50 per share) will vest 75% if he remains an employee until June 13, 2008, 87 1/2% if he remains an employee until June 13, 2009 and 100% if he remains an employee until June 13, 2010 and provided he continues to satisfy certain stock ownership requirements. Each award will also fully vest if he is terminated by the Company without cause or voluntarily terminates with good reason (such as the assignment of duties materially inconsistent with his position, relocation of more than 60 miles, a reduction in annual base salary or the failure of a successor company to assume in writing the Company’s obligations under the employment agreement). Under this employment agreement, if Mr. Meyer is terminated without cause or voluntarily terminates with good reason, in addition to accrued unpaid base salary through the date of termination, he would be entitled to receive (1) two times the sum of his base salary plus the target bonus then in effect payable over 24 months, (2) a portion of his target bonus representing the pro rata portion of the year completed prior to termination, (3) all stock options and restricted stock grants made under any long-term incentive and deferred compensation plans in which he participated will become fully vested, and (4) the continuation of medical and certain other benefits for a period of 24 months following termination. The employment agreement imposes certain noncompetition and confidentiality agreements on Mr. Meyer.

We also entered into employment agreements with Messrs. Manly and Lightstone, effective June 13, 2005, with stated terms of 18 months. Messrs. Manly and Lightstone each have been receiving as compensation (1) a base salary of not less than $360,000 and $275,000 per annum, respectively, (2) participation in our annual bonus target opportunity with a target annual bonus of not less than 85% and 75% of base salary, respectively, and a maximum annual bonus of 250% of target bonus, and (3) participation in the long-term incentive program with an annual incentive target of not less than 85% and 75% of base salary, respectively, through a combination of stock options and restricted stock. Each of Messrs. Manly and Lightstone also received upon consummation of our initial public offering an additional restricted stock award for $500,000 of shares. This award of 40,000 shares (based on the initial public offering price of $12.50 per share) to Mr. Lightstone will vest 70% if he remains an employee until June 13, 2008, 85% if he remains an employee until June 13, 2009 and 100% if he remains an employee until June 13, 2010 and provided he continues to satisfy certain stock ownership requirements. Such award will also fully vest if he is terminated by the Company without cause or voluntarily terminates with good reason. The restricted stock award with respect to Mr. Manly terminated without vesting upon his resignation on July 7, 2006. Under his employment agreement, if Mr. Lightstone is terminated without cause or voluntarily terminates with good reason, in addition to accrued unpaid base salary through the date of termination, he would be entitled to receive (1) one and one-half times the sum of his base salary plus the target bonus then in effect payable over 18 months, (2) a portion of his target bonus representing the pro rata portion of the year completed prior to termination, (3) all stock options and restricted stock grants made under any long-term incentive and deferred compensation plans in which he participated will become fully vested, and (4) the continuation of medical and certain other benefits for a period of 18 months following termination. The employment agreements impose certain noncompetition and confidentiality agreements on Messrs. Manly and Lightstone.

2005 Long Term Incentive Plan

In June 2005, we adopted the 2005 Long Term Incentive Plan (the “2005 Plan”) intended to provide employees and non-employee directors of the Company and its subsidiaries with added incentive to remain employed by the Company and align such individuals’ interests with those of the Company’s shareholders. The material terms of the 2005 Plan are as follows:

General.  The 2005 Plan provides for the granting of stock options, stock appreciation rights, restricted stock awards, performance units and share awards and other incentive awards to designated eligible participants.

Eligibility.  Employees and non-employee directors of the Company, its subsidiaries and affiliates as may be identified by our Compensation Committee are eligible to be granted awards under the 2005 Plan. However, incentive stock options may be granted only to employees of the Company.

Plan Administration.  The 2005 Plan is administered by our Compensation Committee, or such other committee as the Board of Directors may determine. The Compensation Committee has the sole discretion to administer and interpret the 2005 Plan and to determine who shall be granted awards, the size and types of such awards and the terms and conditions of such awards.

Shares Subject to the 2005 Plan.  The aggregate number of shares of Common Stock reserved and available for issuance under the 2005 Plan is 2,500,000.

Stock Options.  Both incentive stock options and nonqualified stock options may be granted under the 2005 Plan provided that incentive stock options may only be granted to employees of the Company or its subsidiaries. The exercise price per share of our Common Stock subject to each option is set by the Compensation Committee but may not be less than the fair market value on the date of grant. Options granted under the 2005 Plan are exercisable at the times and on the terms established by the Compensation Committee. The grant and the terms of incentive stock options are restricted to the extent required by the Internal Revenue Code.

If and to the extent permitted in the applicable option agreement or award, the option price must be paid in full in cash or, may be made by (a) the delivery of Common Stock already owned by the participant having a total fair market value equal to the exercise price, (b) the delivery of cash by a broker-dealer as a “cashless” exercise, provided such method of payment may not be used by our executive officers or a member of the Board of Directors to the extent such payment method would violate the Sarbanes-Oxley Act of 2002, (c) a withholding by us of Common Stock subject to the option having a total fair market value equal to the exercise price, or (d) any combination of the foregoing.

Stock Appreciation Rights.  The 2005 Plan permits the grant of two types of stock appreciation rights: freestanding stock appreciation rights, tandem stock appreciation rights, or any combination thereof. A freestanding stock appreciation right is a stock appreciation right that is granted independently of any option. A tandem stock appreciation right is a stock appreciation right that is granted in connection with a related option, the exercise of which requires a forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the stock appreciation right is similarly canceled). The Compensation Committee has complete discretion to determine the number of stock appreciation rights granted to any participant and the terms and conditions pertaining to such stock appreciation rights.

Restricted Stock Awards.  The 2005 Plan permits the grant of restricted stock awards. Restricted stock may be issued or transferred for consideration or for no consideration, as may be determined by the Compensation Committee. The Compensation Committee may establish conditions under which restrictions on shares of restricted stock shall lapse over a period of time. The holder of a restricted stock award may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the restricted shares during the applicable restriction period. The Compensation Committee may accelerate the time at which any restrictions lapse, or remove any restrictions. During any restriction period and subject to the restrictions established by the Compensation Committee, the holder of a restricted stock award has, with respect to the restricted stock, all of the rights of a shareholder in the Company including, but not limited to, the right to vote and to receive dividends.

Performance Units and Performance Share Awards.  The 2005 Plan permits the grant of performance units and performance share awards each of which shall represent the right to receive shares of Common Stock or cash, as provided in the particular award, upon achievement of certain performance goals and may be awarded either alone or in addition to other awards granted under the 2005 Plan. Performance units are denominated in units of value (including dollar value of shares of Common Stock) and performance shares are denominated in a number of shares of Common Stock. When performance units or performance shares are granted, the Compensation Committee establishes performance goals and the period during which the goals will be measured. After the applicable performance period has ended, the Compensation Committee determines the extent to which the applicable performance goals have been achieved.

Change of Control.  In the event of a “change of control,” (a) stock options and stock appreciation rights become fully exercisable to the full extent of the original grant, (b) restrictions applicable to restricted stock awards lapse and the restricted stock becomes free of all restrictions and become fully vested and transferable to the full extent of the original grant, and (c) any performance goal or other condition with respect to performance units or performance shares will be deemed satisfied in full and the award fully distributable. Generally, a “change of control” will occur if any of the following events occur:

•	any person, together with such person’s affiliates and associates, becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of our outstanding voting securities other than ContiGroup (and its affiliates), Premium Standard Farms, Inc. (and its affiliates) or as a result of acquiring stock directly from Premium Standard Farms, Inc.;

•	our current members of the Board of Directors, together with any future members, the nomination of whom was approved by a vote of least two-thirds of the current board members or approved board members or by a majority of such members in the Nominations and Corporate Governance Committee (provided it is composed of a majority of such members), constitute less than a majority of the Board of Directors,

•	a merger or consolidation unless (a) our voting securities prior to the merger or consolidation represent at least a majority of the voting securities of the entity after the merger or consolidation, and (b) no person acquires more than 30% of the voting securities; or

•	the shareholders approve our liquidation or sale of substantially all of our assets.

Nontransferability of Awards.  Awards granted under the 2005 Plan may not be sold, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged or otherwise disposed of, other than by will or by the applicable laws of descent and distribution, or as may otherwise be specifically permitted by the Compensation Committee.

Amendment and Termination of the 2005 Plan.  Subject to rules applicable to companies listed on The Nasdaq National Market, the Board of Directors may amend or terminate the 2005 Plan at any time or from time to time, without obtaining the approval of the Company’s shareholders. No award may be granted after the tenth anniversary of the effective date of the 2005 Plan.

1999 Equity Incentive Plan

We adopted our 1999 Equity Incentive Plan in April 2000. The Board of Directors determined not to make any additional grants under this plan upon completion of the initial public offering. As of March 25, 2006, there were options to acquire 82,857 shares of Common Stock outstanding under this plan.

Deferred Compensation Plan

The Deferred Compensation Plan (the “Deferred Compensation Plan”) for executives was adopted by the Board of Directors in January 2001. Participation in the Deferred Compensation Plan is restricted to a group of executive officers and other management employees. Under the Deferred Compensation Plan, participating executives are allowed to defer payment of compensation awarded as long-term incentive plan compensation until a date elected by the executive in accordance with the Deferred Compensation Plan. The Deferred Compensation Plan generally allows payment in the form of a single lump sum or ten substantially equal annual installments following the date of payment. A.G. Edwards Trust Company acts as trustee for the Deferred Compensation Plan, which is administered by the Compensation Committee.

401(k) Plan

We have established a 401(k) plan (the “401(k) Plan”) covering substantially all employees meeting certain minimum service requirements. The 401(k) Plan allows all qualifying employees to contribute up to 60% of employee compensation limited to the tax deferred contribution allowable by the Internal Revenue Code. We match 100% of the employee’s contribution up to 3% of employee compensation and 50% of the employee’s next 2% of employee compensation, for a maximum company match of 4% of employee compensation. Effective January 1, 2000, the 401(k) Plan was amended from a three-year cliff-vesting period to a 100% immediate vesting.

Severance Plan

We have established an Executive Level Severance Pay Plan (the “Severance Plan”) covering our executive employees, which can be terminated by the Board of Directors at any time. The purpose of the Severance Plan is to provide eligible employees with base severance pay, supplemental severance pay and supplemental severance benefits for a specified period of time in the event that their employment is involuntarily terminated other than for good reason. Under the Severance Plan, those persons serving as Chief Executive Officer, President and Chief Financial Officer are entitled to receive the following benefits upon termination of the employment:

•	base severance pay equal to two weeks pay;

•	supplemental severance pay equal to fifty weeks of pay; and

•	continuation of health benefits coverage for fifty-two weeks following termination.

Severance pay under the Severance Plan is generally payable in a lump sum following the date of termination. Supplemental severance pay and continuation of health benefits, however, are conditioned upon the employee’s execution of a general waiver and release agreement, and supplemental severance pay will be paid only after execution of that agreement.

Special Executive Retirement Plan

We adopted a nonqualified, unfunded special executive retirement plan (the “Retirement Plan”), which was amended and restated as of October 1, 2004. Generally, the Retirement Plan provides annual retirement benefits to participants following their retirement based on a percentage of their average compensation multiplied by their years of credited service. The 2004 amendment to the Retirement Plan reduced the applicable benefit percentage for all executive officers to 1.5%, from 4.0% for Messrs. Meyer, Manly and Lightstone and from 2.0% for all other executive officers with respect to service performed after September 30, 2004. The following tables show the approximate annual retirement benefits that participating executive officers are expected to receive under the Retirement Plan starting at age 62 based on their levels of compensation and their years of credited service both before and after October 1, 2004. To calculate the approximate benefit payable to any executive officer, it is necessary to add the amounts determined under each table.

Special Executive Retirement Plan Tables

4% Applicable Percentage (1)

	Pre-October 1, 2004 Years of Service
Pre-2004 Average Remuneration	5	10	15	20

$125,000	$25,000	$50,000	$75,000	$100,000
150,000	30,000	60,000	90,000	120,000
175,000	35,000	70,000	105,000	140,000
200,000	40,000	80,000	120,000	160,000
225,000	45,000	90,000	135,000	180,000
250,000	50,000	100,000	150,000	200,000
300,000	60,000	120,000	180,000	240,000
400,000	80,000	160,000	240,000	320,000

(1)	An applicable percentage of 2% would result in1/2 of the amount shown.

1.5% Applicable Percentage

	Post-September 30, 2004 Years of Service
Final Average Remuneration	5	10	15	20	25

$125,000	$9,375	$18,750	$28,125	$37,500	$46,875
150,000	11,250	22,500	33,750	45,000	56,250
175,000	13,125	26,250	39,375	52,500	65,625
200,000	15,000	30,000	45,000	60,000	75,000
225,000	16,875	33,750	50,625	67,500	84,375
250,000	18,750	37,500	56,250	75,000	93,750
300,000	22,500	45,000	67,500	90,000	112,500
400,000	30,000	60,000	90,000	120,000	150,000

The benefits shown in the above tables are stated as approximate annual amounts payable in monthly installments as single life annuities starting at age 62, the plan’s normal retirement age. Benefits under the plan can be paid as an annuity or as a lump sum. Pre-Amendment benefits are based on the executive’s average base salary for full calendar years worked during 2001, 2002 and 2003, including amounts deferred to the 401(k) Plan or cafeteria plan. Post-Amendment benefits are based on the average of the executive’s final three calendar years’ base salary, including amounts deferred to the 401(k) Plan or cafeteria plan. An executive must complete five years of service after January 1, 2000, to be entitled to receive a benefit. Benefits shown above are offset by one-half of the Social Security benefits paid or payable at age 62 attributable to years of service with us and by any retirement benefits paid or payable under any ContiGroup qualified defined benefit pension plan.

Credited service for benefit determination purposes as of March 25, 2006, is approximated below for each of the named executive officers:

		Accumulated Benefit	Accumulated Benefit
	Pre-Amendment	Percentage Prior to	Percentage After
Name	Years of Service	Amendment	Amendment

John M. Meyer	6.4	25.6%	2.25%
Robert W. Manly	7.9	31.6%	2.25%
Stephen A. Lightstone	6.2	24.8%	2.25%
Calvin R. Held	12.2	24.4%	2.25%
Richard L. Morris	0.9	1.8%	2.25%

Limitations on Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors and executive officers for monetary damages for breach of their fiduciary duties to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except liability for:

•	any breach of the directors’ duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or which involve fraud or intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments or dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that our directors will be indemnified in connection with any actual or threatened proceedings arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. Our amended and restated bylaws further provide for the advancement of expenses to these directors in connection with the defense of an action or proceeding. The Board of Directors has broad authority to cause any officer or employee to be indemnified if he or she is made or threatened to be made a party to an action, suit or proceeding by reason of his or her position with us. We have entered into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Directors’ and Officers’ Insurance

We currently maintain a directors’ and officers’ liability insurance policy that provides our directors and officers with liability coverage relating to certain potential liabilities.

Equity Compensation Plan Information

The following table provides information, as of March 25, 2006, regarding our equity compensation plans:

	A	B	C
			Number of Securities
			Remaining Available for
	Number of Securities	Weighted Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation Plans
	Exercise of Outstanding	Outstanding Options,	(Excluding Securities Reflected
Plan Category	Options, Warrants and Rights	Warrants and Rights	in Column A)

Equity compensation plans approved by security holders	197,828	$12.50	1,909,687(1)
Equity compensation plans not approved by security holders	82,857(2)	$11.49	—

Total	280,685		1,909,687

(1)	Represents shares of Common Stock available for future issuance under the 2005 Plan. The shares available under the 2005 Plan may be used for awards in the form of stock options, stock appreciation rights, restricted stock, performance units and performance share awards.

(2)	Represents options to purchase shares of our Common Stock that are outstanding under our 1999 Equity Incentive Plan. No further grants may be made under this plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee currently consists of three directors. The Compensation Committee is responsible for overseeing and evaluating the compensation of the executive officers of the Company and its subsidiaries (and their performance relative to their compensation) and assuring that such executive officers are compensated effectively in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practices, and the requirements of the appropriate regulatory bodies.

Compensation Objectives and Philosophy

The Compensation Committee believes that the compensation of the Company’s executive officers should (i) encourage effective recruitment and retention of the those individuals, and (ii) align the interests of those individuals with the interests of the Company and its shareholders. The Compensation Committee believes that it can achieve these goals by integrating compensation with the Company’s annual and long-term corporate strategic and financial objectives. In order to attract and retain the most qualified personnel, the Company intends to offer a total compensation package competitive with similarly-sized companies, taking into account Company performance and geographic location, as well as individual responsibilities and performance. The components of executive officer compensation consist of base salary, and bonus and equity incentive awards, which are discussed separately below.

The Company generally intends to qualify executive compensation for deductibility without limitation under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt, performance-based compensation) is limited to no more than $1.0 million per year. A Company objective is to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with Company strategies and goals. Gains on exercises of stock options awarded under long-term incentive plans are considered to be “performance-based” compensation not subject to the Section 162(m) deductibility limit.

Executive Officer Base Salary

The Compensation Committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer, and, based on such review, approves salaries and raises for such executive officers and makes recommendations to the entire Board of Directors for approval. The Compensation Committee sets the salary of each executive officer on an individual basis, taking into account the individual’s level of responsibility and performance, along with market information and the base salaries and other incentives paid to executive officers of other similarly-sized companies.

Executive Officer Bonuses

The Compensation Committee believes that a portion of executive officer compensation should depend on the Company’s performance and each individual’s contribution to the Company’s success in meeting corporate and financial objectives. Bonuses paid for fiscal year 2006 were determined on an individual basis. For officers other than the Chief Executive Officer, the Compensation Committee evaluated each executive officer with the Chief Executive Officer to determine the bonus for the fiscal year, which was based on individual and corporate performance criteria, taking into account economic and industry conditions. Corporate performance was evaluated using a measurement of the Company’s return on net assets. The Compensation Committee approved the executive officer bonuses and then recommended them to the Board of Directors, where they were approved by the entire Board of Directors.

Equity Incentive Awards

Equity incentive awards under the Company’s 2005 Plan, discussed above, including stock options, stock appreciation rights, restricted stock awards, performance units and performance share awards, represent an important part of the Company’s performance-based compensation. The Compensation Committee believes that the interests of the Company’s shareholders are well served by aligning the interests of the Company’s executive officers with those of its shareholders through the award of equity incentive compensation, like stock options. The Compensation Committee has several alternatives under the 2005 Plan. As part of our initial public offering, the Compensation Committee awarded restricted stock and options to purchase Common Stock, both at an exercise price equal of $12.50 per share. The Compensation Committee believes that such awards provide the Company’s executives with substantial incentive to maximize the Company’s long-term success. The total number of stock options granted as part of our initial public offering was 194,657, of which 124,257 were issued to named executive officers. The total amount of restricted stock granted as part of our initial public offering was 64,558, of which 42,657 were issued to named executive officers. Employment agreements with certain of the Company’s executives contemplate annual grants of stock options and restricted stock. For more information, see “Executive Compensation — Employment Agreements.”

Chief Executive Officer Compensation

The Compensation Committee determines the compensation (including bonus and equity incentive awards) of the Chief Executive Officer using the same criteria as for the other executive officers. John M. Meyer has served as the Company’s Chief Executive Officer since 1998. For fiscal year 2006, the Compensation Committee approved and recommended to the Board of Directors for approval (which approval was granted by the Board of Directors), a bonus of $568,800 for Mr. Meyer’s service, which represented a multiple of 144% of his base salary. The Compensation Committee determined this amount by an evaluation of his individual performance, as well as an evaluation of overall corporate performance based on a measurement of the Company’s return on net assets.

Members of the Compensation Committee:

Robert S. Kopriva
Paul J. Fribourg
Maurice L. McGill

AUDIT COMMITTEE REPORT

The Audit Committee of the Company is currently composed of three independent members of the Board of Directors (all of whom meet the independence requirements of the SEC and The Nasdaq National Market) and operates under a written charter adopted by the Board of Directors. In addition, Messrs. McGill and Patterson each qualify as an “audit committee financial expert” within the meaning of that term as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee appoints and retains the Company’s independent registered public accounting firm which appointment is then confirmed and ratified by the Board of Directors. The selection is subsequently submitted to the shareholders of the Company for ratification.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and Rule 2-07 of Regulation S-X under the Exchange Act.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 25, 2006 to be filed with the SEC.

Members of the Audit Committee:

Maurice L. McGill
William R. Patterson
Ronald E. Justice

NOMINATIONS AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominations and Corporate Governance Committee of the Company is currently composed of three members of the Board of Directors and operates under a written charter adopted by the Board of Directors, which charter is available for review on the Company’s website at www.psfarms.com under “Financial Information.”

The Nominations and Corporate Governance Committee is appointed by the Board of Directors to provide assistance to the Board of Directors, the Chairman and the Chief Executive Officer of the Company in the areas of: (a) recommending candidates for election to the Board of Directors, (b) overseeing the organization and membership of the Board of Directors, (c) structuring and overseeing the operations of our various Board committees, (d) planning for the succession of our key officers and employees, (e) overseeing, reviewing and making periodic recommendations concerning our corporate governance policies, and (f) dealing with all other matters related to corporate governance and the rights and interests of our shareholders, as directed by the Board of Directors.

Members of the Nominations and Corporate
Governance Committee:

Michael J. Zimmerman
Maurice L. McGill
William R. Patterson

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with ContiGroup

The Company has contracted with ContiGroup to provide certain services pursuant to a hog contract grower agreement and a services agreement. For the fiscal year ended March 25, 2006, the total amount of these expenses and other related-party expenses with ContiGroup was approximately $5.3 million. At March 25, 2006, the Company recorded amounts due to ContiGroup for these items of approximately $22,000 on our consolidated balance sheet.

The grower agreement relates to approximately 6,200 acres of farms used in our Missouri operations. Under that agreement, ContiGroup owns the real property on which the farms are located. ContiGroup serves as an independent contractor in breeding and growing our hogs to market weight. In exchange, the Company pays to ContiGroup a fee for labor and services incurred by ContiGroup in performing its obligations under the agreement. In addition, under the grower agreement, the Company has agreed to indemnify ContiGroup against any and all claims and expenses incurred in connection with the agreement, the performance by ContiGroup of its obligations thereunder or ContiGroup’s ownership of the real property on which the farms are located. During the fiscal year ended March 25, 2006, the amount paid for obligations under the grower agreement was approximately $3.9 million. The agreement will generally continue in effect so long as ContiGroup continues to own an equity interest in our Company. Upon termination of the agreement, the Company will have an option to acquire the real property farmland from ContiGroup for $1.00, which option may be assigned to third parties.

Under the services agreement, ContiGroup provides purchasing assistance, legal services, employee benefits and payroll, including the services of Mr. Gerard Schulte, our General Counsel and Secretary, and other personnel. Mr. Schulte, as well as other personnel, are employees of ContiGroup but provide services to us as well as other affiliates of ContiGroup. Other services from ContiGroup include the assistance of purchasing and risk management staff, environmental consulting and purchasing of certain liability insurance policies. The Company pays ContiGroup a monthly fee for these services, which amount is negotiated on an annual basis. In addition, the Company reimburses ContiGroup for a portion of Mr. Schulte’s annual bonus and long-term incentive plan payment. Pursuant to the terms of the services agreement, the Company and ContiGroup have agreed to indemnify each other against any and all claims and expenses incurred in connection with or arising out of the performance of this agreement. For the fiscal year ended March 25,

2006, the amount paid for all services was $1.4 million. In addition to these amounts, the Company provides Mr. Schulte with an annual allowance of approximately $27,000 for automobile, travel and housing. The Company believes that the terms of these arrangements are at least as favorable to the Company as those available from third parties.

Relationship with Morgan Stanley

Prior to the Company’s initial public offering in June 2005, affiliates of Morgan Stanley & Co. Incorporated held 3,445,798 shares of common stock and warrants to purchase 1,090,223 shares of common stock, which collectively represented approximately 14.0% of common stock on a fully diluted basis. These affiliates sold 3,186,020 shares of common stock in that offering. In addition, Michael A. Petrick, a Managing Director of Morgan Stanley & Co. Incorporated, served as one of the directors from May 1998 until June 2005. Morgan Stanley & Co. Incorporated served as the underwriter with respect to the sale of shares by the selling shareholders and has served as one of the managing underwriters in the initial public offering, served as the dealer manager and solicitation agent in the tender offer for our 9 1/4% senior notes in fiscal year 2006 and has provided other investment banking services to the Company from time to time for which it has received customary compensation.

Registration Rights Agreement

Certain shareholders of the Company (including ContiGroup) are parties to a registration rights agreement with the Company. Pursuant to this agreement, the Company registered the sale of shares by ContiGroup and other selling shareholders in the initial public offering in June 2005 and the additional sale of shares in June 2006 by ContiGroup and other selling shareholders.

GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and SEC regulations thereunder require our directors, executive officers and beneficial holders of more than 10% of our Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership of our Common Stock and subsequent changes in that ownership with the SEC. Based solely on our review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them that no other reports were required, we believe that during the year ended March 25, 2006, all persons subject to Section 16(a) were in compliance with all Section 16(a) filing requirements.

Performance Graph

The following graph compares the cumulative total shareholder return on our Common Stock since the Company’s common stock began trading on June 14, 2005, the day after its initial public offering, through March 25, 2006 (the end of the Company’s last fiscal year) with the cumulative total return for the same period of the Nasdaq OTC Composite Index and our performance peer group index. Our performance peer group index (the “Protein Index”) is a market capitalization weighted index consisting of the following companies engaged in the meat protein industry: Smithfield Foods Inc., Seaboard Corp., Hormel Foods Corp., Pilgrim’s Pride Corp., Gold Kist Inc., Sanderson Farms Inc. and Tyson Foods Inc. The graph assumes the investment of $100 in our Common Stock and each of the indices as of the market close on June 14, 2005, and reinvestment of all dividends. Historical stock price performance shown on the graph is not necessarily indicative of future price performance.

Shareholder Proposal Deadlines

Any shareholder of the Company may propose business to be brought before the Company’s 2007 Annual Meeting of Shareholders to be held in the Company’s 2008 fiscal year. A shareholder proposal not included in the Company’s proxy statement for the 2007 Annual Meeting of Shareholders to be held in the Company’s 2008 fiscal year will be ineligible for presentation at the meeting unless the shareholder gives timely notice in writing of the shareholder’s intent to propose such business and otherwise complies with the provisions of the Company’s Bylaws. The Bylaws of the Company require that for business to be properly brought before an annual shareholders’ meeting, a Company shareholder must give timely notice in writing to the Secretary of the Company. To be timely, a shareholder notice must be delivered to or mailed and received at the Company’s principal executive officers not less than 120 calendar days prior to the date of such meeting. The shareholder’s notice to the Company shall set forth: (a) a brief description of the business desired to be brought before the annual shareholders’ meeting, (b) the reasons for conducting such business at the annual shareholders’ meeting and any material interest in such business of such shareholder and the beneficial owner (as such term is defined in Rule 13d-3 as then in effect under the Exchange Act), if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the name and address of such shareholder as it appears on the Company’s books, and of such beneficial owner; (d) a representation that the shareholder is a holder of record of shares of stock of the

Company entitled to vote with respect to such business and intends to appear in person or by proxy at the meeting to move the consideration of such business; (e) the class and number of shares of the Company which are beneficially owned (as such term is defined in Rule 13d-3 as then in effect under the Exchange Act) and of record by such shareholder and such beneficial owner; (f) a description of all arrangements or understandings between such shareholder and any other person in connection with the proposal; and (g) all other information with respect to each such matter as would have been required to be included in a proxy statement filed pursuant to Regulation 14A as then in effect under the Exchange Act, had proxies been solicited by the Board of Directors with respect thereto.

Proposals by shareholders of Common Stock which are intended to be presented at the 2007 Annual Meeting of Shareholders to be held in the Company’s 2008 fiscal year must be received by the Company no later than May 17, 2007, to be eligible for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting. Such proposals must also comply in full with the requirements of Rule 14a-8 under the Exchange Act.

Because there is no pending notice that has been received in a timely manner, the only business which may be properly brought before the Annual Meeting are the matters set forth herein or those brought before the meeting by or at the direction of the Board of Directors. The Board of Directors does not intend to present any matter for action at the Annual Meeting other than the matters referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies hereby solicited will act in respect of such matters in accordance with their best judgment.

Expenses of Solicitation

This proxy solicitation is being made by the Board of Directors of the Company. All costs of this solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by some of the regular employees of the Company. The Company may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses incurred in sending proxy materials to their principals and obtaining their proxies. The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward the soliciting materials to the beneficial owners of the shares of Common Stock held of record by such persons.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports where two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct a written request to the Company at 805 Pennsylvania, Suite 200, Kansas City, Missouri 64105, or contact the Company via telephone number (816) 472-7675. The Company will provide a separate copy of this Proxy Statement and the annual report to any shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who currently receive multiple copies of the proxy statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

Annual Report

The Company filed its Annual Report for the fiscal year ended March 25, 2006 on Form 10-K with the SEC on May 31, 2006. A copy of the Annual Report, including audited financial statements and the report thereon by Deloitte & Touche LLP, is included with this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Gerard J. Schulte
Secretary

Kansas City, Missouri
July 21, 2006

(tear here)
PROXY
Annual Meeting of Shareholders
of
Premium Standard Farms, Inc.
September 14, 2006, 9:00 a.m.
Kansas City, Missouri
This Proxy is being solicited by the Board of Directors of Premium Standard Farms, Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held on September 14, 2006.
The undersigned hereby appoints John M. Meyer, Stephen A. Lightstone and Gerard J. Schulte, and each of them, the proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2006 Annual Meeting of Shareholders of the Company to be held on September 14, 2006, at 9:00 a.m. CDT, in Conference Room 1A of the First Floor of the South Tower of State Street’s offices at 805 Pennsylvania Avenue, Kansas City, Missouri 64105, and any adjournment thereof (the “Annual Meeting”), with the same force and effect as the undersigned might or could do if personally present thereat. If no direction is given, the Proxy will be voted as recommended by the Board of Directors of the Company. The proxies named herein are also authorized to vote upon all other matters as may properly come before the Annual Meeting, or any adjournment thereof, utilizing his own discretion as set forth in the Proxy Statement. Receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement, both dated July 21, 2006, is hereby acknowledged.
PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

(tear here)

Please make your vote as indicated in this example	☑
Proposal No. 1 ELECTION OF THE FOLLOWING THREE NOMINEES FOR DIRECTORS TO SERVE FOR THE TERM EXPIRING AT THE 2009 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY HELD IN THE COMPANY’S 2010 FISCAL YEAR OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED:
Mollie H. Carter, Maurice J. McGill and Michael J. Zimmerman

FOR ☐	WITHHOLD AUTHORITY ☐	FOR ☐, except withheld from the following nominees:

Proposal No. 2 RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY:

FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE MARK, DATE, AND SIGN EXACTLY AS YOUR
NAME(S) APPEARS HEREON, AND RETURN THIS
PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

Signature(s):

(Authorized Signature(s))

(Print Name of Shareholder)

Date:

[Note: Joint owners should each sign. When signing in a fiduciary or representative capacity, please give full title as such. If the ballot is executed by a corporation, it should be signed in full corporate name by a duly authorized officer. If the ballot is being executed by a partnership, it should be signed in the partnership name by an authorized person.]